UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K




                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                November 8, 2005
                Date of Report (Date of earliest event reported)



                              BOWATER INCORPORATED
             (Exact name of registrant as specified in its charter)

           Delaware                     1-8712                  62-0721803
(State or other jurisdiction of      (Commission             (I.R.S. Employer
        incorporation)               File Number )          Identification No.)

     55 East Camperdown Way, P.O. Box 1028, Greenville, South Carolina 29602
               (Address of principal executive offices) (Zip Code)

                                 (864) 271-7733
              (Registrant's telephone number, including area code)




          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item 1.01.        Entry Into a Material Definitive Agreement.

     On November 8, 2005, the Human Resources and Compensation Committee of the Board of Directors (the "Committee") of Bowater Incorporated (the "Company") approved certain amendments to its Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies, as amended ("SERP"), the Bowater Incorporated Benefits Equalization Plan, as amended ("Equalization Plan") and the Bowater Incorporated Compensatory Benefit Plan, as amended ("Compensatory Plan") (collectively, the "Plans"), which were designed to comply with new Section 409A of the Internal Revenue Code of 1986, as amended, for any distributions to be made in 2006.

     Changes to the Plans include the following. Benefit amounts accrued and vested under each Plan prior to January 1, 2005 will continue to be governed by the law applicable to non-qualified deferred compensation prior to the adoption of Section 409A as well as the provisions of the Plans prior to amendments for compliance with Section 409A. In addition, the distribution of any portion of the Plans' benefits subject to Section 409A will be made in a lump sum upon a participant's separation from service, subject to a six-month delay in payment for participants determined to be key employees (within the meaning of Section
409A). The interest rate used to calculate lump sum amounts under the SERP and Equalization Plan will be the interest rate in effect at the time the participant separates from service in the event the amounts of such benefits are paid in different years because of the six-month delay in payment. Further, the same interest rate shall be used to calculate interest due on the portion of the Plans' benefits subject to the six-month delay. Finally, the Compensatory Plan was amended to eliminate the discretion to pay benefits in installments upon a participant's termination from employment after age 55 or age 50 with ten years of service (whichever is earlier), or disability.


     The Committee, pursuant to the authority granted to the Committee under the Corporation's 1997, 2000 and 2002 stock option plans, approved the accelerated vesting to December 15, 2005, of all unvested stock options granted to employees on January 27, 2004, January 25, 2005, and May 10, 2005. The January 2004 stock option awards, one-half of which have already vested, were granted at an exercise price of $45.03. The remaining unvested half covering 428,500 shares would have vested on January 27, 2006. The January 2005 awards covering 741,250 shares were granted at an exercise price of $37.295. One-half would have vested on January 25, 2006, and one-half would have vested on January 25, 2007. Two small awards (15,000 total shares) were granted at an exercise price of $32.07 and would have vested one-half on May 10, 2006, and one-half on May 10, 2007. The closing market price of Bowater stock as of November 8, 2005, was $28.35, well below the exercise price for substantially all the unvested grants. The decision to accelerate the vesting of these options was to reduce non-cash compensation expense that would have been recorded in the Corporation's income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. The Corporation estimates that, as a result of this action and based on the options' market value as of the date of grant, approximately $2.3 million of compensation expense will be eliminated in 2006 and a lesser amount of compensation expense will be eliminated in 2007.

     Of the 1,184,750 total stock options for which vesting was accelerated, 547,500 are held by Executive Officers of the Company. Options held by non-employee directors were excluded from the vesting acceleration.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         BOWATER INCORPORATED


Date:    November 15, 2005               By:/s/ James T. Wright
                                            ----------------------
                                         Name:    James T. Wright
                                         Title:   Senior Vice President -
                                                  Human Resources